As filed with the Securities and Exchange Commission on December 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Paragon Shipping Inc.

(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Paragon Shipping Inc. 15, Karamanli Avenue Voula, 16673 Athens, Greece (011) (30) (210) 8914 600		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1223
(Address and telephone number of Registrant’s principal executive offices)		(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq.

Edward S. Horton, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

(212) 574-1223 (telephone number)

(212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A common shares, $0.001 par value per share	—	—	$10,000,000.00	$1,364.00(3)

(1)	This Registration Statement relates to the shares of Class A common stock deliverable upon the exercise of non-transferable subscription rights pursuant to the rights offering described herein.
(2)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be issued.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 13, 2012

PROSPECTUS

Paragon Shipping Inc.

Up to              common shares at $         per share,

issuable upon exercise of outstanding subscription rights.

We are distributing, at no charge, to holders of our common shares non-transferable subscription rights to purchase up to              Class A common shares, par value $0.001, referred to as our common shares. We refer to this offering as the “rights offering.” In this rights offering, you will receive one subscription right for every common share owned at 5:00 p.m., Eastern Standard time, on                     , 2012, the record date.

For every              subscription rights you receive, you will be entitled to purchase one common share at a subscription price of $         per share, which we refer to as the “basic subscription privilege.” The per share subscription price was determined by our board of directors. We will not issue fractional common shares in the rights offering, and holders will only be entitled to purchase a whole number of common shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase. Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations, to the extent shares are available, which we refer to as the “over-subscription privilege.”

The subscription rights will expire and will be void and worthless if they are not exercised by 5:00 p.m., Eastern Standard time, on                     , 2012, unless we extend the rights offering period. However, our board of directors reserves the right to cancel the rights offering at any time, for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly.

This is not an underwritten offering. The shares of our common stock offered hereby are being directly offered by us. We have not employed any brokers, dealer managers, selling agents or underwriters in connection with the solicitation of exercise of subscription rights.

The subscription rights may not be transferred or sold. Our common shares are traded on the New York Stock Exchange under the symbol “PRGN.” The last reported sales price of our common shares on the New York Stock Exchange on December 12, 2012 was $2.04. We urge you to obtain a current market price for our common shares before making any determination with respect to the exercise of your rights.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. As a result of the terms of this offering, shareholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights. For more information, see the section of this prospectus entitled “Risk Factors—If you do not fully exercise your basic subscription privilege and this rights offering is completed, your interest in us will most likely be significantly diluted. In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.”

Unless otherwise indicated, all share numbers and per share prices in this prospectus give effect to a 10-for-1 reverse stock split that became effective on November 5, 2012.

Exercising the rights and investing in our common shares involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 19 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate
Subscription Price	$	$
Estimated Expenses	$	$
Net Proceeds to Us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

ABOUT THIS PROSPECTUS

You should rely only on information contained in this prospectus. We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. Do not rely upon any information or representations made outside of this prospectus. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include; (i) the strength of world economies; (ii) fluctuations in currencies and interest rates; (iii) general market conditions, including fluctuations in charterhire rates and vessel values; (iv) changes in demand in the drybulk shipping industry, including the market for our vessels; (v) changes in our operating expenses, including bunker prices, drydocking and insurance costs; (vi) changes in governmental rules and regulations or actions taken by regulatory authorities; (vii) potential liability from pending or future litigation; (viii) general domestic and international political conditions; (ix) potential disruption of shipping routes due to accidents or political events; (x) the availability of financing and refinancing; (xi) vessel breakdowns and instances of off-hire; and (xii) other important factors described from time to time in the reports filed by us with the Commission.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the section entitled “Risk Factors,” on page 19 of this prospectus for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common shares, and our business.

Exercising the rights and investing in our common shares involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 19 of this prospectus, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all shareholders of a company. We are distributing to holders of our common shares as of 5:00 p.m., Eastern Standard time, on                     , or the record date, at no charge, subscription rights to purchase our common shares. You will receive one subscription right for every common share you owned as of 5:00 p.m., Eastern Standard time, on the record date. The subscription rights will be evidenced by rights certificates.

What is a subscription right?

Subscription rights give you the opportunity to purchase our common shares for $         per share. The rights carry with them a basic subscription privilege and an over-subscription privilege, as described below.

What is the basic subscription privilege?

For every              subscription rights you receive, you will be entitled to purchase one common share at the subscription price of $         per share. For example, if you owned 100 common shares on the record date, you would be granted 100 subscription rights and you would have the right to purchase              common shares (             rounded down to the nearest whole number) for $         per share (or a total payment of $        ). You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue one subscription right to your nominee for every common share you own at the record date.              subscription rights can then be used to purchase one common share for $         per share. As in the example above, if you owned 100 common shares on the record date, you would receive 100 subscription rights and have the right to purchase              common shares for $         per share. For more information, see “What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominees?” in this section.

What is the over-subscription privilege?

If you exercise your basic subscription privilege in full with respect to all subscription rights you hold at the time of exercise, you will also be entitled to an oversubscription privilege to purchase any shares not purchased by other holders under their basic subscription privileges, subject to the limitations described below. If you have fully exercised your basic subscription privilege, as described in the preceding sentence, you will be eligible to exercise this oversubscription privilege. The subscription price per share that applies to the oversubscription privilege is the same subscription price per share that applies to the basic subscription privilege. Thus, you may purchase additional shares of our common stock by exercising the oversubscription privilege at a price of $         per share so long as all of the basic subscription rights held by other holders of subscription rights are not exercised in full.

If I exercise my basic subscription privilege, must I exercise my oversubscription privilege?

No. You may exercise your basic subscription privilege in full without exercising your oversubscription privilege.

What are the limitations on the oversubscription privilege?

We will not be able to satisfy your exercise of your oversubscription privilege if all other holders of rights elect to purchase all of the shares offered under their basic subscription privileges. We will honor oversubscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privileges. If oversubscription requests exceed shares available, we will allocate available shares pro rata to each oversubscribing holder based on the number of shares such holder purchased pursuant to the exercise of its basic subscription privilege in proportion to the total number of shares purchased by all oversubscribing holders pursuant to the exercise of their basic subscription privileges. For example, if Holder A purchased 100 shares pursuant to its basic subscription privilege and Holder B purchased 200 shares pursuant to its basic subscription privilege, and Holder A and Holder B both exercise their respective oversubscription privilege and elect to each purchase an additional 100 shares, but there were only 100 total shares available to fulfill all oversubscription requests, then Holder A would receive 33.33 (or when rounded down to the nearest whole share, 33) shares and Holder B would receive 66.66 (or when rounded down to the nearest whole share, 66) shares. In the event that, after the allocation of the excess shares described above, there remain shares that have not been allocated (because of rounding or otherwise), the subscription agent shall allocate all remaining shares offered hereunder among those holders not allocated all of the shares for which they have exercised their oversubscription privilege in proportion to their pre-offering ownership percentage.

Each holder participating in the oversubscription must pay the full amount for all shares of common stock requested in the oversubscription no later than 5:00 p.m. Eastern Daylight Time on the expiration date (the same time such holder pays for the shares purchased by exercising its basic subscription privilege). If you render payment for a fewer number of shares of common stock than you are electing to receive in the oversubscription, you will only be eligible to receive such fewer number of shares (if those shares are available for purchase in the oversubscription). In addition, if you paid amounts with respect to the oversubscription privilege that are not applied to purchase shares of common stock because of prorationing, the amounts not applied to the purchase of shares will be returned to you without interest or penalty, as soon as practicable after the expiration date of this rights offering. Using the above example, both Holder A and Holder B must pay for the 100 shares they each elected to receive in the oversubscription no later than 5:00 p.m. Eastern Daylight Time on the expiration date even though each will receive only 33 and 66 shares of common stock, respectively, due to prorationing. We will refund to each of Holder A and Holder B, without interest or penalty, the difference between the amount paid by each of Holder A and Holder B for the 100 shares elected and the purchase price for the 33 and 66 shares each actually received by such holder.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription privilege in full, the relative percentage of our common shares that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege. For more information, see “How many common shares will be outstanding after the rights offering?” in this section.

Will fractional subscription shares be issued?

No. We will not issue fractional common shares in the rights offering, and holders will only be entitled to purchase a whole number of common shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

Why are we conducting the rights offering and how will we use the proceeds?

We are conducting the rights offering to sell up to approximately $10.0 million in aggregate principal amount of our common stock. We anticipate we will receive approximately $9.8 million in proceeds from the rights offering, after deducting expenses and assuming the offering is fully subscribed. We plan to use the proceeds for general corporate purposes.

Will our officers, directors and significant shareholders be exercising their subscription rights?

Our officers, directors and greater than 5% beneficial shareholders may participate in this offering on the same terms and at the same subscription price per share as all other shareholders, but none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate.

Has our board of directors made a recommendation to our shareholders regarding the exercise of rights under the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk loss on their investment. We cannot assure you that the market price of our common shares will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see the section entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common shares.

What are some factors our board of directors considered in authorizing this rights offering?

In authorizing this rights offering, our board of directors evaluated our future need for additional liquidity and our need for increased financial flexibility in order to enable us to achieve our business plan and growth strategy. In the course of this process, our board of directors consulted with our senior management and an independent financial advisor engaged by our board of directors to provide independent financial advisory services in connection with this rights offering. Our board considered a number of factors in favor of this rights offering, including the following:

•	our financial condition, results of operations and cash flow, including the breach of several covenants in our loan agreements;

•

the terms of recent amendments to certain of our loan agreements, which are subject to certain conditions including an equity increase, as discussed below under “Summary—Recent Developments—Debt Restructuring”;

•	our board of directors’ view that this rights offering would enhance our capital structure;

•	the cost and likelihood of obtaining capital from other sources or transactions;

•

the fact that this rights offering would enable all of our stockholders to participate in a material portion of the transaction and mitigate the dilution they might otherwise experience from another equity financing transaction;

•	the fact that a rights offering could potentially increase our public float; and

•	the fees and expenses to be incurred by us in connection with this rights offering as compared to other forms of capital raising.

Our board of directors also considered the following factors adverse to this rights offering:

•	the fact that if certain of our shareholders do not exercise their subscription rights in full, they may be substantially diluted after completion of this rights offering; and

•

the fact that if the rights offering is not fully subscribed, we may not be able to satisfy the required minimum equity increase which is a condition to our recent amendments to certain of our loan agreements, as discussed below under “Summary—Recent Developments—Debt Restructuring.”

How was the subscription price of $         per share determined?

In determining the subscription price for the rights, our board of directors considered, among other things, the likely cost and relative difficulty of obtaining capital from other sources, the size and timing of the rights offering, the price at which our stockholders might be willing to participate in the rights offering and historical and current trading prices of our common stock. Our board of directors also received and considered analysis from an independent financial advisor concerning prior rights offerings by other companies and the range of discounts that the subscription prices represented to then prevailing and historical trading prices for those offerings.

The last trading price for shares of our common stock on December     , 2012 was $         per share. The subscription price of $         per share is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock offered in the rights offering.

How soon must I act to exercise my rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is                     , 2012, at 5:00 p.m., Eastern Standard time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m., Eastern Standard time, on                     , 2012 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Standard time, on                     , 2012 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

May I transfer my rights?

No. Should you choose not to exercise your subscription rights, you may not sell, give away, or otherwise transfer your subscription rights. Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient). Upon expiration of the rights offering, all unexercised rights will automatically expire.

Are we requiring a minimum subscription to complete the rights offering?

There is no minimum subscription requirement in the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if our board of directors believes that there is insufficient participation by our shareholders.

Can the board of directors or a committee designated by our board of directors cancel, terminate, amend or extend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors or a committee designated by our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our board of directors or a committee designated by our board of directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common shares as of the close of business on the record date, based on our shareholder registry maintained at the transfer agent for our common shares. If you hold your common shares through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate, if you hold your common shares through a brokerage account, bank, or other nominee, to elect to exercise your rights.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of our common shares you own will not change. Due to the fact that shares may be purchased by other shareholders, your percentage ownership will be diluted after the completion of the rights offering, unless you exercise your basic subscription privilege. For more information, see “How many common shares will be outstanding after the rights offering?” in this section.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent; and

•	deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., Eastern Standard time, on                     , 2012. We are not responsible for subscription materials sent directly to our offices.

If you send a payment that is insufficient to purchase the number of common shares you requested, or if the number of common shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of common shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your common shares in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the common shares you wish to purchase.

If you wish to purchase common shares through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m., Eastern Standard time, on                     , 2012, which we established as the expiration date of the rights offering.

When will I receive my new shares?

If you purchase common shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the common shares acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the common shares you purchase in the rights offering as soon as practicable after the completion of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at a subscription price of $         per share.

How many common shares will be outstanding after the rights offering?

As of the date of this prospectus, 6,099,442 common shares were issued and outstanding. Assuming no other transactions by us involving our common shares, no options for common shares are exercised, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional              common shares will be issued and outstanding after the closing of the rights offering, for a total of              common shares outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privileges will be diluted.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional common shares and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

Will the rights be listed on a stock exchange or national market?

No, the subscription rights will not be listed on a stock exchange or national market.

How do I exercise my rights if I live outside the United States and Canada?

The subscription agent will hold rights certificates for shareholders having addresses outside the United States and Canada. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering—Foreign Shareholders.”

What fees or charges apply if I purchase common shares?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Who is the subscription agent for the rights offering and to whom should I send my forms and payment?

The subscription agent is Computershare Trust Company, N.A. If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by first class mail, hand delivery, or courier service to:

If Delivering by Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940	If Delivering by Hand or Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

Your payment of the subscription price must be made in United States dollars for the full number of common shares for which you are subscribing by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above or by wire transfer of immediately available funds to the account maintained by the subscription agent for the purpose of accepting subscriptions under this rights offering. If you desire to make payment by wire transfer you must contact our information agent, Georgeson Inc., to receive a “Wire Authorization Form.” In the United States and Canada, you should call 1 (800) 279-6913. If you are outside the United States and Canada, you should call (212) 440-9800.

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., Eastern Standard time, on                     , 2012. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have any questions about the rights offering or wish to request another copy of a document, please contact our information agent, Georgeson Inc. at:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers Call:	All Others Call Toll-Free:
(212) 440-9800	(866) 857-2624

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 32.

How will results of the rights offering be made public?

After the completion of the rights offering, we will issue a press release providing information regarding the rights offering.

SUMMARY

This section summarizes some of the information that is contained in or incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the section entitled “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011, which was filed with the Commission on April 27, 2012.

Unless expressly stated otherwise, all references in this prospectus to “we,” “us,” “our,” the “Company” or similar references mean Paragon Shipping Inc. and its subsidiaries. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are a global provider of shipping transportation services. We specialize in transporting drybulk cargoes, including such commodities as iron ore, coal, grain and other materials, along worldwide shipping routes.

As of the date of this prospectus, our operating fleet consists of eight Panamax drybulk carriers, two Supramax drybulk carriers and two Handysize drybulk carriers with an aggregate capacity of approximately 779,270 dwt and an average age of 7.4 years. Our vessels operate worldwide within the trading limits imposed by our insurance terms and do not operate in areas where U.S., European Union or United Nations sanctions have been imposed.

Prior to April 2011, we owned and operated three containerships. In the second quarter of 2011, we sold to Box Ships Inc., or Box Ships, then our wholly-owned subsidiary, our three containerships. Box Ships completed its initial public offering in April, 2011, and we continue to own shares in Box Ships, which, as of the date of this prospectus, represented approximately 16.7% of the issued and outstanding common shares of Box Ships.

In addition, we have agreed to acquire two Handysize newbuilding drybulk carriers that we expect to take delivery of in the first and fourth quarters of 2013, respectively, and two 4,800 TEU newbuilding containerships, which we expect to be delivered in the second quarter of 2014. We have granted Box Ships the option to acquire our newbuilding containerships by way of a novation of the relevant construction contract from us at any time prior to the applicable vessel’s delivery to us or purchase of such vessel at any time after its delivery to us, so long as the vessel is owned by us at such time.

Allseas Marine S.A., or Allseas, provides commercial and technical management services for our fleet, pursuant to long-term management agreements between Allseas and each of our vessel-owning subsidiaries. Technical management services include, among other things, arranging for and managing crews, vessel maintenance, drydocking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support. Commercial management services include, among other things, negotiating charters for our vessels, monitoring various types of charters, monitoring the performance of our vessels, locating, purchasing, financing and negotiating the purchase and sale of our vessels, obtaining insurance for our vessels and finance and accounting functions. In addition, we have entered in to an accounting agreement with Allseas, pursuant to which Allseas provides financial accounting and financial reporting services.

Allseas also provides commercial and technical management services for Box Ships’ fleet, as well as financial accounting and financial reporting services for Box Ships.

Allseas, a Liberian corporation based in Athens, Greece, was formed in 2000 as a ship management company and is wholly-owned by our Chairman, President, Chief Executive Officer and Interim Chief Financial Officer. We believe that Allseas has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety.

Our Fleet

The following table presents certain information concerning our fleet as of the date of this prospectus:

Vessel Name and Type	DWT	Year Built	Charterer Name	Gross Daily Charter Rate (1)	Re-delivery from Charterer (2)
					Earliest	Latest
Panamax
Dream Seas	75,151	2009	Intermare Transport GmbH	$20,000	May 2013	Aug. 2013
Coral Seas (3)	74,477	2006	Morgan Stanley Capital Group Inc.	$12,000	Dec. 2013	Mar. 2014
Golden Seas (4)	74,475	2006	Mansel Ltd.	$12,250	Sept. 2013	Dec. 2013
Pearl Seas	74,483	2006	Cargill International S.A.	$12,125	Sept. 2013	Jan. 2014
Diamond Seas	74,274	2001	Cargill International S.A.	$14,750	Feb. 2013	Feb. 2013
Deep Seas (5)	72,891	1999	Morgan Stanley Capital Group Inc.	$11,000	July 2014	Oct. 2014
Calm Seas	74,047	1999	Intermare Transport GmbH	$11,800	Oct. 2013	Mar. 2014
Kind Seas	72,493	1999	Torm A/S	$8,500	Mar. 2013	Mar. 2013
Total Panamax	592,291
Supramax
Friendly Seas	58,779	2008	Western Bulk Carriers A/S	$10,700	Aug. 2013	Feb. 2014
Sapphire Seas (6)	53,702	2005	Dead Sea Works Ltd.	$4,950	Dec. 2012	Dec. 2012
Total Supramax	112,481
Handysize
Prosperous Seas (7)	37,293	2012	Cargill International S.A.	$12,125	Mar. 2014	July 2014
Precious Seas (7)	37,205	2012	Cargill International S.A.	$12,125	May 2014	Sept. 2014
Total Handysize	74,498
Total	779,270

(1)	Daily charter hire rates in this table do not reflect commissions, which are payable by us to third party chartering brokers and Allseas, ranging from 1.25% to 6.25%, including the 1.25% to Allseas.
(2)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon expiration of the charter.
(3)	The charterers have an option to extend the term of the charter for an additional 11 to 13 months at a gross daily rate of $14,500.
(4)	The charterers have the option to extend the term of the charter for an additional 11 to 13 months at a gross daily rate of $13,000, plus 50% profit sharing with the charterers based on the Baltic Panamax Average Time Charter Routes, less 2.0%.
(5)	In addition to the gross daily rate of $11,000, the charter provides for 50% profit sharing with the charterers based on the Baltic Panamax Average Time Charter Routes, less 8.75%. The charterers also have the option to extend the term of the charter for an additional 11 to 13 months at a gross daily rate of $14,000.
(6)	The base term of the charter is 45 days. For any excess days, gross daily rate will increase to $9,000.
(7)	The charterers have the option to extend the term of the charter for an additional 11 to 14 months at a gross daily rate of $15,500.

Handysize Drybulk Newbuildings we have agreed to acquire

Vessel Name	DWT	Shipyard	Expected Shipyard Delivery
Hull no. 612	37,200	Zhenjaing Ouhua Shipbuilding	Q1 2013
Hull no. 625	37,200	Zhenjaing Ouhua Shipbuilding	Q4 2013
Total	74,400

Containership Newbuildings we have agreed to acquire

Vessel Name	TEU	Shipyard	Expected Shipyard Delivery
Hull no. 656 (1)	4,800	Zhejiang Ouhua Shipbuilding	Q2 2014
Hull no. 657 (1)	4,800	Zhejiang Ouhua Shipbuilding	Q2 2014
Total	9,600

(1)	We have granted Box Ships the option to acquire this containership by way of a novation of the construction contract from us at any time prior to the vessel’s delivery to us or purchase of the vessel at any time after its delivery to us, so long as the vessel is owned by us at such time. In addition, we have granted Box Ships a right of first offer on any proposed sale, transfer or other disposition of the vessel.

Recent Developments

Reverse Stock Split

On November 5, 2012, we completed a 10-for-1 reverse stock split, which was approved at the Annual General Meeting of the Shareholders held on October 24, 2012. The Reverse Stock Split was completed in response to a notification we received on November 25, 2011 from the New York Stock Exchange that we were no longer in compliance with continued listing requirements because the average closing price of our common shares had fallen below $1.00 for a consecutive 30-trading day period. We will regain compliance once 30 trading days have elapsed since November 5, 2012, the date of effectiveness of our reverse stock split, without the price of our common shares falling below $1.00.

Debt Restructuring

Due to the intense fluctuation in the drybulk charter market and related fluctuation in vessel values, as of September 30, 2012, we were not in compliance with several financial and security coverage ratio covenants contained in our loan agreements relating to $203.9 million of our debt, as discussed below. For further information relating to our secured loans and credit facilities, please see Note 12 to our financial statements included in our Annual Report for the year ended December 31, 2011 and Note 8 to our unaudited interim condensed consolidated financial statements included in our current report on Form 6-K filed on December 12, 2012.

With respect to our loan agreement with Commerzbank AG dated August 12, 2011, we were not in compliance with (i) the minimum market value adjusted net worth of the group and (ii) the minimum aggregate fair market value of mortgaged vessels to outstanding loan ratio. As of September 30, 2012, we had outstanding borrowings of $51.3 million under this facility. We are currently in negotiations with our lender to obtain waivers or to restructure this facility.

With respect to our loan agreement with Unicredit Bank AG dated November 19, 2007, we were not in compliance with (i) the maximum total liabilities to EBITDA ratio and (ii) the minimum aggregate fair market value of mortgaged vessels to outstanding loan ratio. As of September 30, 2012, we had outstanding borrowings of $26.1 million under this facility. On November 30, 2012, we entered into a loan supplemental agreement and agreed, subject to several conditions discussed below, to amended terms with Unicredit Bank AG. Based on the supplemental agreement dated November 30, 2012, and subject to the conditions described below, the bank waived the breach of the maximum total liabilities to EBITDA ratio and the breach of the minimum aggregate fair market value of mortgaged vessels to outstanding loan ratio, which were outstanding as of September 30, 2012.

With respect to our loan agreement with The Bank of Scotland Plc dated December 4, 2007, we were not in compliance with (i) the maximum leverage ratio, (ii) the minimum working capital and (iii) the minimum aggregate fair market value of mortgaged vessels to outstanding loan ratio. As of September 30, 2012, we had outstanding borrowings of $42.1 million under this facility and received an event of default notice on October 31, 2012. On November 30, 2012, we entered into a second amending and restating agreement and agreed, subject to several conditions discussed below, to amended terms with Bank of Scotland Plc. In addition, we also agreed to an advance payment of $2.8 million and the full and final settlement of the portion of the loan of one of the syndicate members equal to $4.7 million. The advance payment of $2.8 million was executed on December 10, 2012. Based on the second amending and restating agreement dated November 30, 2012, and subject to the conditions described below, the bank waived the breach of the maximum leverage ratio, the breach of the minimum working capital and the breach of the minimum aggregate fair market value of mortgaged vessels to outstanding loan ratio, which were outstanding as of September 30, 2012.

With respect to our loan agreement with Bank of Ireland dated March 30, 2009, we were not in compliance with (i) the maximum aggregate financial indebtedness to EBITDA ratio and (ii) the minimum aggregate fair market value of mortgaged vessels to outstanding loan ratio. As of September 30, 2012, we had outstanding borrowings of $15.2 million under this facility. On November 28, 2012, we entered into a loan supplemental agreement and agreed, subject to several conditions discussed below, to amended terms with Bank of Ireland. Based on the supplemental agreement dated November 28, 2012, and subject to the conditions described below, the bank waived the breach of the maximum aggregate financial indebtedness to EBITDA ratio and the breach of the minimum aggregate fair market value of mortgaged vessels to outstanding loan ratio, which were outstanding as of September 30, 2012.

With respect to our loan agreement with HSH Nordbank AG dated July 31, 2008, we were not in compliance with the minimum market value adjusted net worth of the group. As of September 30, 2012, we had outstanding borrowings of $22.5 million under this facility. We are currently in negotiations with our lender to obtain waivers or to restructure this facility.

With respect to our loan agreement with HSBC Bank Plc dated July 2, 2010, we were not in compliance with the minimum aggregate fair market value of mortgaged vessels to outstanding loan ratio. As of September 30, 2012, we had outstanding borrowings of $18.8 million under this facility. On November 30, 2012, we entered into a loan supplemental agreement and agreed, subject to several conditions discussed below, to amended terms with HSBC Bank Plc. Based on the supplemental agreement dated November 30, 2012, and subject to the conditions described below, the bank waived the breach of the minimum aggregate fair market value of mortgaged vessels to outstanding loan ratio that was outstanding as of September 30, 2012.

With respect to our loan agreement with Nordea Bank Finland Plc dated May 5, 2011, we were not in compliance with (i) the maximum aggregate financial indebtedness to EBITDA ratio and (ii) the minimum working capital. As of September 30, 2012, we had outstanding borrowings of $27.9 million under this facility. We are currently in negotiations with our lender to obtain waivers or to restructure this facility.

The amendments to our loan agreements and waivers discussed above which have been entered into subsequent to September 30, 2012 are subject to a number of conditions, including:

•	final documentation;

•	an equity increase of at least $10.0 million within 90 days after the signing of the respective documentation;

•	the agreement of all lenders to similar restructuring terms and to similar waivers and terms.

Loan to Affiliate

In November 2012, Box Ships prepaid an amount of $1.0 million of the unsecured loan that was granted on May 27, 2011. As of the date of this report, the outstanding balance of the respective unsecured loan was $14.0 million.

Corporate Structure

We were incorporated under the laws of the Republic of the Marshall Islands on April 26, 2006. Our executive offices are located at 15 Karamanli Ave, GR 166 73, Voula, Greece. Our telephone number at that address is +30 210 891 4600. We also maintain a website at www.paragonship.com. Information contained on our website does not constitute part of this prospectus.

We own our vessels through separate wholly-owned subsidiaries that are incorporated in Liberia or the Republic of the Marshall Islands.

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information in the section entitled “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Common shares outstanding before the rights offering	6,099,442 common shares as of the date of this prospectus.

Common shares available for subscription

Common shares outstanding after completion of the rights offering	We will issue up to common shares in this rights offering, depending on the number of subscription rights that are exercised. Based on the number of common shares outstanding as of , 2012, if we issue common shares available to be purchased in this rights offering, we would have common shares outstanding following the completion of this rights offering.

Securities offered	We are distributing to you, at no charge, one non-transferable subscription right for each common share that you own as of 5:00 p.m., Eastern Standard time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of such shares.

Basic subscription privilege	For every subscription rights you receive, you will be entitled to purchase one common share at the subscription price of $ per share. We will not issue fractional common shares in the rights offering, and holders will only be entitled to purchase a whole number of common shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

Subscription price	$ per share. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.

Over-subscription privilege	If you purchase all of the common shares available to you pursuant to your basic subscription privilege, you may also choose to subscribe for common shares that are not purchased by other holders through the exercise of their basic subscription privileges. You may subscribe for common shares pursuant to your over-subscription privilege, subject to certain limitations and proration of available shares.

Indications from certain holders

As of the record date, Mr. Michael Bodouroglou, our Chairman, President, Chief Executive Officer and Interim Chief Financial Officer, may be deemed to beneficially own a total of 1,200,365 shares, or approximately 19.7% of our outstanding common shares, all of which is held indirectly through Innovation Holdings, a company beneficially owned and controlled by Mr. Bodouroglou, and

Loretto Finance Inc., or Loretto, a wholly owned subsidiary of Allseas that is controlled by Mr. Bodouroglou and members of his family. Please see “Security Ownership of Certain Beneficial Owners and Management.”

Mr. Bodouroglou has indicated to us that he intends to exercise his rights under the basic subscription privilege in full, including through Innovation Holdings and Loretto, in connection with the transactions as described in this prospectus supplement, though neither he, Innovation Holdings nor Loretto have entered into a binding agreement to do so. Assuming no other holders exercise their rights in this offering, and that the basic subscription privilege with respect to the shares beneficially owned by Mr. Bodouroglou is exercised in full, after giving effect to this offering, Mr. Bodouroglou would beneficially own, approximately % of our outstanding common stock. If Mr. Bodouroglou also exercises the corresponding oversubscription privilege, his percentage ownership of our common stock may further increase based on the amount of oversubscribed shares that he will receive and, depending on (a) the amount of shares that Mr. Bodouroglou acquires as a result of his exercise of the oversubscription privilege and (b) the percentage of shareholders that exercise their basic subscription privilege and oversubscription privilege, Mr. Bodouroglou could own up to % of our outstanding common stock after completion of our rights offering.

Record date	5:00 p.m., Eastern Standard time, on , 2012.

Expiration date	5:00 p.m., Eastern Standard time, on , 2012, unless we extend the rights offering period.

Subscription Period	The period from the effective date of this registration statement until the Expiration Date.

Use of proceeds	Assuming the offering is fully subscribed, we estimate that the net proceeds from the offering, after advisory fees and estimated expenses, will be approximately $9.8 million. The net proceeds of the offering are expected to be used for general corporate purposes.

For more information, please see the section of this prospectus entitled “Use of Proceeds.”

Transferability of rights	The subscription rights will not be transferable.

No Board Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common shares.

No revocation	Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at a subscription price of $ per share. If we terminate the rights offering in our sole discretion, prior to , 2012, all subscription payments received by the subscription agent will be returned without interest or penalty.

Material U.S. federal income tax considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your own tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Certain Material U.S. Federal Income Tax Consequences.”

Extension, Cancellation, and Amendment	We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors or a committee designated by our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. We also reserve the right to amend or modify the terms of the rights offering.

Procedure for exercising rights	To exercise your subscription rights, you must take the following steps:

If you are a registered holder of our common shares, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., Eastern Standard time, on , 2012. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., Eastern Standard time, on , 2012.

Subscription agent	Computershare Trust Company, LLC

Information agent	Georgeson Inc.

Questions	Questions regarding the rights offering should be directed to the information agent, Georgeson Inc., toll-free in the United States and Canada at (866) 857-2624, or outside the United States and Canada or if you are a bank or broker, (212) 440-9800.

Risk factors	Shareholders considering exercising their subscription rights should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” beginning on page 19.

Fees and expenses	We will pay the fees and expenses relating to the rights offering.

Listing	Our common shares are listed on the New York Stock Exchange under the symbol “PRGN.”

RISK FACTORS

An investment in the subscription rights and our common shares involves risks and uncertainties. You should consider carefully the following information about these risks and uncertainties before investing in our subscription rights and buying our common shares, together with the risks set forth in the section entitled “Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2011, and under the caption “Risk Factors” or any similar caption in the documents incorporated by reference in this prospectus. The occurrence of any of the risks described below could adversely affect our business prospects, financial condition or results of operations. In that case, the trading price of our stock could decline, and you could lose all or part of the value of your investment.

Risks Related to this Rights Offering

The subscription price determined for the rights offering is not an indication of the fair value of our common shares.

Our board of directors determined the subscription price after considering the likely cost of obtaining capital from other sources, the size and timing of the rights offering, and the price at which our shareholders might be willing to participate in the rights offering. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common shares to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

The price of our common shares is volatile and may decline before or after the subscription rights expire or after you exercise your subscription rights, which means that you could be committed to buying common shares above the prevailing market price.

The market price of our common shares could be subject to wide fluctuations in response to numerous factors, including the rights offering and reports on our recent performance, as well as factors that have little to do with us or our performance, and these fluctuations could materially reduce our share price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases, and our competitors’ and customers’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, the number of our common shares outstanding, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the market price of our common shares historically has experienced significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. These broad market fluctuations may cause declines in the market price of our common shares.

We cannot assure you that the public trading market price of our common shares will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy common shares in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your common shares at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common shares. Once you exercise your subscription rights, except in limited circumstances relating to a material amendment to the terms of this rights offering, you may not revoke or change the exercise. Our common shares are traded on New York Stock Exchange under the symbol “PRGN,” and the closing sale price of our common shares on the New York Stock Exchange on December 12, 2012, was $2.04 per share. There can be no assurances that the trading price of our common shares will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription period or thereafter.

Further, material information may become available between the date of this prospectus and the expiration date of this rights offering which could impact your decision to exercise your rights. If you exercise your subscription rights prior to obtaining any such information, you still will not be able to revoke your prior exercise of your subscription rights.

Depending on the participation of our other shareholders in this rights offering, our Chairman and Chief Executive Officer could beneficially own more than 50% of our common stock after the completion of our rights offering.

As of the record date, Mr. Michael Bodouroglou, our Chairman, President, Chief Executive Officer and Interim Chief Financial Officer, may be deemed to beneficially own a total of 1,200,365 shares, or approximately 19.7% of our outstanding common shares, all of which is held indirectly through Innovation Holdings, a company beneficially owned and controlled by Mr. Bodouroglou, and Loretto Finance Inc., or Loretto, a wholly owned subsidiary of Allseas that is controlled by Mr. Bodouroglou and members of his family. Please see “Security Ownership of Certain Beneficial Owners and Management.”

Mr. Bodouroglou has indicated to us that he intends to exercise his rights under the basic subscription privilege in full, including through Innovation Holdings and Loretto, in connection with the transactions as described in this prospectus supplement, though neither he, Innovation Holdings nor Loretto have entered into a binding agreement to do so. Assuming no other holders exercise their rights in this offering, and that the basic subscription privilege with respect to the shares beneficially owned by Mr. Bodouroglou is exercised in full, after giving effect to this offering, Mr. Bodouroglou would beneficially own approximately     % of our outstanding common stock. If Mr. Bodouroglou also exercises the corresponding oversubscription privilege, his percentage ownership of our common stock may further increase based on the amount of oversubscribed shares that he will receive and, depending on (a) the amount of shares that Mr. Bodouroglou acquires as a result of his exercise of the oversubscription privilege and (b) the percentage of shareholders that exercise their basic subscription privilege and oversubscription privilege, Mr. Bodouroglou could own up to     % of our outstanding common stock after completion of our rights offering. If Mr. Bodouroglou has voting power of more than 50% of our outstanding common stock, he will have control over the outcome of matters on which our shareholders are entitled to vote, including the election of directors and other significant corporate actions.

Because we do not have any formal commitments from any of our stockholders to participate in this rights offering, and have not entered into a standby purchase agreement with any person concerning this rights offering, the net proceeds we receive from this rights offering may be lower than currently anticipated and the gross proceeds may be less than $10 million.

We do not have any binding commitments from any of our stockholders to participate in this rights offering and we cannot assure you that any of our stockholders will exercise all or any part of their basic subscription privilege or their oversubscription privilege. If our stockholders subscribe for fewer shares of our common stock than anticipated, the gross proceeds may be less than $10 million, and we may not be successful in restructuring our credit facilities, as discussed above under “Summary—Recent Developments—Debt Restructuring.” In addition, we are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock subscribed for through the basic subscription privilege or the oversubscription privilege. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to our accepting subscriptions.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares and our shareholders may experience dilution as a result of our on-going agreement to issue shares of our common stock to Loretto.

We are not restricted from issuing additional common shares or preferred shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or any substantially similar securities. The market price of our common shares could decline as a result of the sales of shares of common stock or similar securities in the market made after this offering or the perception that such sales could occur.

In addition, in order to incentivize Allseas’ continued services to us, we have entered into an agreement with Allseas and Loretto, a wholly-owned subsidiary of Allseas, pursuant to which we have agreed to maintain the aggregate number of our common shares issued to Loretto at 2% of our total issued and outstanding common shares following the issuance by us of any additional common shares, other than issuances under our equity incentive plan or shares issued upon exercise of any warrants issued and outstanding as of November 10, 2009. Although Loretto has indicated to us that it will exercise its basic subscription privilege to subscribe for shares in this rights offering in full, it has not entered into a binding agreement to do so, and depending on the extent of Loretto’s participation and the number of shares subscribed for in this rights offering, we may be obliged, following this rights offering, to issue shares to Loretto pursuant to this agreement. As of the date of this prospectus, we had issued a total of 116,219 of our common shares pursuant to this agreement.

Furthermore, our shareholders may incur additional dilution from any future equity offering and upon the issuance of additional shares of our common shares upon the exercise of options we have granted to certain of our officers and directors or upon the issuance of additional restricted common shares pursuant to our equity incentive plan.

We may cancel this rights offering at any time prior to the expiration of the subscription period, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment.

We may at our sole discretion cancel this rights offering at any time prior to the expiration of the subscription period. If we elect to cancel this rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, promptly any subscription payments.

You may not be able to resell any of our common shares that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common shares purchased by exercising your subscription rights until you, or your broker, dealer, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a holder of the shares you purchased in this rights offering until we issue the shares to you. Although we will endeavor to issue the shares promptly after completion of this rights offering, there may be a delay between the expiration date of this rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common shares at a price equal to or greater than the subscription price.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of this rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the subscription period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the subscription period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, your payment does not clear or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering prior to the expiration of the subscription period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you do not fully exercise your basic subscription privilege and this rights offering is completed, your interest in us will most likely be significantly diluted. In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.

We may issue up to              shares of common stock in this rights offering. The purchase price of our common stock in this rights offering, which is $        , represents an approximately     % discount to the volume-weighted average price of our common stock for the two week period ended                     , 2012.

If you do not choose to fully exercise your basic subscription privilege, your percentage ownership interest in us will decrease if this rights offering is completed, and if you do not exercise your basic subscription privilege at all, your percentage ownership in us could decrease significantly. In addition, if you exercise your basic subscription privilege in full but do not exercise your oversubscription privilege and other shareholders exercise both their basic and oversubscription privileges, the percentage of our common stock owned by those other stockholders will increase. For example, if you own 100,000 common shares before this rights offering, or approximately 1.6% of our common stock, and you do not exercise any of your basic or oversubscription privileges while all other stockholders exercise their subscription privileges in full, then your percentage ownership will be reduced to approximately     %. In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.

In order to complete this rights offering, we will be relying on statements, representations and other information provided to us by third parties.

In order to complete this rights offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively effect our or the subscription agent’s ability to effectuate the terms and conditions of this rights offering as described in this prospectus.

Company Specific Risks

We have not been and are not currently in compliance with certain of the financial and other covenants contained in certain of our loan and credit facilities, have received notice from certain of our lenders regarding these covenant breaches and are currently in discussions with our lenders for waivers and amendments of such financial covenants. If we are not successful in obtaining waivers or amendments or refinancing the affected debt, our lenders may accelerate our outstanding indebtedness, which would impair our ability to continue to conduct our business.

Our loan and credit facilities, which are secured by mortgages on our vessels, require us to maintain specified financial ratios mainly to ensure that the market value of the mortgaged vessels under the applicable credit facility, as determined in accordance with the terms of that agreement, does not fall below a certain percentage of the outstanding amount of the loan, which we refer to as a security cover ratio, and to satisfy certain other financial covenants. In general, these financial covenants require us to maintain (i) minimum liquidity; (ii) a minimum leverage ratio; (iii) a minimum interest coverage ratio; (iv) a minimum market adjusted net worth; (v) a minimum debt service coverage ratio; and (vi) a minimum working capital.

Due to the intense fluctuation in the drybulk charter market and related fluctuation in vessel values in the drybulk sector, as of September 30, 2012, we were not in compliance with several financial and security coverage ratio covenants contained in our loan agreements relating to $203.9 million of our debt. We are currently in negotiations with our lenders to obtain waivers, or to restructure the affected debt, as discussed above under “Summary—Recent Developments—Debt Restructuring.” We may not be successful in obtaining additional waivers or amendments or refinancing the affected debt. Accordingly, our lenders could accelerate our indebtedness and foreclose their liens on our vessels, which would impair our ability to conduct our business and continue as a going concern.

Furthermore, all of our loan and credit facilities contain a cross-default provision that may be triggered by a default under one of our other loan and credit facilities. A cross-default provision means that a default on one loan would result in a default on all of our other loans. Because of the presence of cross default provisions in all of our loan and credit facilities, the refusal of any one lender to grant or extend a waiver could result in all of our indebtedness being accelerated even if our other lenders have waived covenant defaults under the respective loan and credit facilities. If our indebtedness is accelerated in full or in part, in the current financing environment we may not be able to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens, which would adversely affect our ability to conduct our business. Moreover, any refinancing or additional financing may be more expensive and carry more onerous terms than those in our existing loan and credit facilities. In addition, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan and credit facilities.

For further information relating to our secured loans and credit facilities, please see Note 12 to our financial statements included in our Annual Report for the year ended December 31, 2011 and Note 8 to our unaudited interim condensed consolidated financial statements included in our current report on Form 6-K filed on December 12, 2012.

Our inability to comply with certain financial and other covenants under our loan agreements raises substantial doubt about our ability to continue as a going concern.

As discussed above, we are in breach of certain financial and other covenants contained in our loan agreements as a result of the decline in the drybulk charter market and related decline in vessel values in the drybulk sector. We may be unable to meet the financial and other covenants contained in our loan agreements for the foreseeable future and our lenders may choose to accelerate our indebtedness. Therefore, our ability to continue as a going concern is dependent on the continued support of our lenders and on management’s ability to successfully generate revenue, come to an agreement with our lenders and raise new equity in order to meet our obligations as they become due. Our unaudited interim condensed consolidated financial statements included in our current report on Form 6-K filed on December 12, 2012, include a discussion of our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result in the event we are unable to continue as a going concern. However, there is a material uncertainty related to events or conditions which raises substantial doubt on our ability to continue as a going concern and, therefore, we may be unable to realize our assets and discharge our liabilities in the normal course of business.

Our loan and credit facilities contain restrictive covenants that may limit our liquidity and corporate activities and if we receive additional waivers and/or amendments to our loan and credit facilities, our lenders may impose additional operating and financial restrictions on us and/or modify the terms of our existing loan and credit facilities.

Our loan and credit facilities impose operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	compete effectively to the extent our competitors are subject to less onerous financial restrictions;

•	adjust and alter existing charters;

•	change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell our vessels.

In addition, under these covenants, we are required to maintain minimum liquidity ranging between $375,000 to $750,000 on a per vessel basis, and in any event no less than the greater of six months’ debt service or $15.0 million on a corporate level basis, and positive working capital.

Therefore, our discretion is limited because we may need to obtain consent from our lenders in order to engage in certain corporate actions and commercial actions that we believe would be in the best interest of our business, and a denial of permission may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. For example, our loan and credit facilities contain additional restrictions and impose maximum limits on the per share dividend that we may pay per annum and require that we maintain certain minimum liquidity following the payment of any dividends. Our lenders’ interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders’ consent when needed. In addition to the above restrictions, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness. These potential restrictions and requirements may limit our ability to pay dividends, if any, in the future to you, finance our future operations, make acquisitions or pursue business opportunities.

Moreover, in connection with any additional waivers of or amendments to our loan and credit facilities that we obtain, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing loan and credit facilities. These restrictions may further restrict our ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness.

Our ability to comply with the covenants and restrictions contained in our loan and credit facilities may be affected by economic, financial and industry conditions and other factors beyond our control. Any default under our loan and credit facilities that is not waived by the required lenders could prevent us from paying dividends in the future. If we are unable to repay indebtedness, the lenders under our loan and credit facilities could proceed against the collateral securing that indebtedness. In such case, we may be unable to repay the amounts due under our loan and credit facilities. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. Our ability to comply with these covenants in future periods will also depend substantially on the value of our assets, the rates we earn under our charters, our ability to obtain charters, our success at keeping our costs low and our ability to successfully implement our overall business strategy. Any future credit agreement or amendment or debt instrument may contain similar or more restrictive covenants.

We may be required to recognize additional losses relating to our investment in Box Ships if the stock price of Box Ships’ common share declines further, which will have a negative impact in our liquidity.

Currently, we own 16.7% of the outstanding common stock of Box Ships. The fair value of our investment in Box Ships based on the closing price of Box Ships’ common shares as of September 30, 2012, or $5.95, was $20.5 million. As of September 30, 2012, we considered the difference between the fair value and the book value of the investment in Box Ships as other than temporary and therefore the investment was impaired and a loss of $14.4 million was recorded.

If the stock price of Box Ships’ common share declines further due to other than temporary reasons, we will be required to recognize additional losses, which will have a negative impact in our liquidity.

We may have difficulty properly managing our planned growth through acquisitions of our newbuilding vessels and additional vessels.

We intend to grow our business through the acquisition of our contracted newbuilding vessels and we may make selective acquisitions of other additional secondhand and newbuilding vessels. Our future growth will primarily depend on our ability to locate and acquire suitable additional vessels, enlarge our customer base, operate and supervise newbuilding vessels we may order, and obtain required debt or equity financing on acceptable terms. We have contracted to acquire two Handysize drybulk newbuilding vessels scheduled to be delivered in the first and fourth quarters of 2013, respectively, and two 4,800 TEU containership newbuildings scheduled to be delivered in the second quarter of 2014 for an aggregate remaining purchase price of $115.4 million.

A delay in the delivery to us of any such vessel, or the failure of the seller or shipyard to deliver a vessel at all, could adversely affect our earnings. In addition, the delivery of any of these vessels with substantial defects could have similar consequences. A shipyard could fail to deliver a newbuilding on time or at all because of:

•	work stoppages or other hostilities, political or economic disturbances that disrupt the operations of the shipyard;

•	quality or engineering problems;

•	bankruptcy or other financial crisis of the shipyard;

•	a backlog of orders at the shipyard;

•	weather interference or catastrophic events, such as major earthquakes or fires;

•	our requests for changes to the original vessel specifications or disputes with the shipyard; or

•	shortages of or delays in the receipt of necessary construction materials, such as steel, or equipment, such as main engines, electricity generators and propellers.

In addition, we may seek to terminate a newbuilding contract due to market conditions, financing limitations, significant delay in the delivery of the vessels or other reasons. The outcome of contract termination negotiations may require us to forego deposits on construction, which amounted to $47.0 million as of the date of this prospectus with respect to our newbuilding vessels currently under construction, and pay additional cancellation fees. The delivery of any secondhand vessel we may agree to acquire could be delayed because of, among other things, hostilities or political disturbances, non-performance of the purchase agreement with respect to the vessels by the seller, our inability to obtain requisite permits, approvals or financing or damage to or destruction of the vessels while being operated by the seller prior to the delivery date.

During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions or enter into newbuilding contracts at favorable prices. During periods when charter rates are low, we may be unable to fund the acquisition of newbuilding vessels, whether through lending or cash on hand. For these reasons, we may be unable to execute our growth plans or avoid significant expenses and losses in connection with our future growth efforts.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against a vessel in our fleet for claims relating to another of our vessels.

We will need to procure significant additional financing, which may be difficult to obtain on acceptable terms, in order to complete the construction of our containerships and drybulk carriers under construction.

We have entered into contracts with Zhejiang Ouhua Shipbuilding (“Ouhua”) for the construction of two Handysize drybulk carriers and two 4,800 TEU containerships, that are scheduled to be delivered to us in the first and fourth quarters of 2013, and the second quarter of 2014, respectively. The estimated total cost of these vessels is $162.4 million, of which an aggregate of $115.4 million is currently outstanding and due upon delivery. In order to complete the construction of our newbuilding program, we will need to procure additional financing. In 2011, we entered into a $89.5 million syndicated secured term loan facility to partially finance the construction of the four Handysize vessels, of which two have been delivered, and we have $33.8 million remaining under the syndicated secured facility for the remaining two Handysize vessels (Hull No. 612 and Hull No. 625). Since we were not in compliance with certain financial and security coverage ratio covenants as of September 30, 2012, the undrawn amount of the syndicated secured facility is not considered available and will not become available until we regain compliance. In addition, due to the delay in the delivery of Hull No. 625, the vessel is now expected to be delivered after the availability period of the syndicated secured facility. We are currently in negotiations with our lenders on extending the availability period. However, if we are unsuccessful in extending the availability period, we may be forced to seek alternative financing for that vessel. We have not secured financing for the remaining construction costs of our two 4,800 TEU containership newbuildings.

If for any reason we fail to take delivery of the newbuilding drybulk carriers and containerships described above, we would be prevented from realizing potential revenues from these vessels and we could also lose our deposit money, which amounted to $47 million as of September 30, 2012, and incur additional costs and liability to the shipyards under our newbuilding construction contracts.

Our board of directors has determined to suspend the payment of cash dividends as a result of market conditions in the international shipping industry and, until such conditions improve, it is unlikely that we will reinstate the payment of dividends.

In light of the continued decline of charter rates and the related decline in asset values in the drybulk market, as well as a highly challenged financing environment, our board of directors, beginning with the first quarter of 2011, has suspended payment of our common share quarterly dividend. Our dividend policy will be assessed by the board of directors from time to time. The suspension allows us to retain cash and increase our liquidity. Until market conditions improve, it is unlikely that we will reinstate the payment of dividends. In addition, other external factors, such as our lenders imposing restrictions on our ability to pay dividends under the terms of our loan and credit facilities, may limit our ability to pay dividends.

Currently, pursuant to the amendment to our loan agreement with Bank of Scotland Plc entered into on November 30, 2012, as discussed in Note 8 to our unaudited interim condensed consolidated financial statements included in our current report on Form 6-K filed on December 12, 2012, we will not be permitted to declare or pay any dividends until the maturity of the loan agreement.

Further, we may not be permitted to pay dividends if we are in breach of the covenants contained in our loan and credit facilities, or during any waiver period. The terms of our loan and credit facilities contain a number of financial covenants and general covenants that require us to, among other things, maintain security cover ratios, minimum cash balances and insurance including, but not limited to, hull and machinery insurance in an amount at least equal to the fair market value of the vessels financed, as determined by third party valuations. We may not be permitted to pay dividends in any amount under our loan and credit facilities if we are in default of any of these loan covenants or if we do not meet specified debt coverage ratios and minimum charter rate levels.

USE OF PROCEEDS

Assuming the offering is fully subscribed, we estimate that the net proceeds from the offering, after advisory fees and estimated expenses, will be approximately $         million. The net proceeds of the offering are expected to be used for general corporate purposes.

SELECTED FINANCIAL DATA

The following table presents our selected consolidated financial data and other data, which are stated in U.S. dollars, other than share data, for the years ended December 31, 2007, 2008, 2009, 2010 and 2011 and should be read in conjunction with “Item 3.A. Selected Consolidated Financial Data” of our Annual Report on Form 20-F for the year ended December 31, 2011. The selected data is derived from our audited consolidated financial statements and notes thereto which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

	Year ended December 31,
	2007	2008	2009	2010	2011
(Expressed in United States Dollars, except for share data)
Net income / (loss) and Comprehensive income / (loss)	4,903,736	69,229,461	65,678,614	22,895,280	(283,498,759)
Income allocable to Class B common shares	2,954,848	—	—	—	—
Income / (loss) allocable to Class A common shares	1,948,888	69,229,461	65,678,614	22,895,280	(283,498,759)
Earnings / (loss) per Class A common share, basic (1)	1.2	25.8	16.9	4.4	(47.6)
Earnings / (loss) per Class A common share, diluted (1)	1.1	25.6	16.9	4.4	(47.6)
Weighted average number of Class A common shares, basic (1)	1,649,598	2,681,992	3,802,652	4,981,271	5,793,791
Weighted average number of Class A common shares, diluted (1)	1,743,846	2,701,001	3,802,652	4,981,271	5,793,791
Dividends declared per Class A common share (1)	19.1	18.8	2.0	2.0	0.5
Dividends declared per Class B common share (1)	14.8	—	—	—	—

The following table presents selected unaudited consolidated financial and other data, which are stated in U.S. dollars, other than share data, for the nine months ended September 30, 2011 and 2012. The selected data is derived from our unaudited interim condensed consolidated financial statements and notes included in our unaudited interim condensed consolidated financial statements included in our current report on Form 6-K filed on December 12, 2012.

	Nine Months Ended September 30,
	2011	2012
(Expressed in United States Dollars, except for share data)
Net loss and Comprehensive loss	(11,061,826)	(17,885,810)
Loss per Class A common share, basic and diluted (1)	(1.9)	(2.9)
Weighted average number of Class A common shares, basic and diluted (1)	5,769,279	5,929,115
Dividends declared per Class A common share (1)	0.5	—

(1)	Effective after the close of trading on November 5, 2012, we completed a 10-for-1 reverse stock split of our issued and outstanding common shares. All references herein to our common shares and per-share data have been retrospectively adjusted to reflect the reverse stock split.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012, on:

•	An actual basis;

•

On an as adjusted basis to give effect to the scheduled bank debt repayments of $3.3 million up to the date of this prospectus and the full and final settlement of the portion of the loan with Bank of Scotland Plc of $4.7 million, which includes a $2.8 million advance payment and a $1.9 million gain on debt extinguishment; and

•	On an as further adjusted basis to give effect to this offering and the related issuance of shares at a subscription price of $ per share, after deducting estimated offering expenses of $ .

There have been no significant adjustments to our capitalization since September 30, 2012, as so adjusted. You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds,” and our unaudited interim condensed consolidated financial statements and related notes for the nine months ended September 30, 2012, included in our current report on Form 6-K filed on December 12, 2012.

	As of September 30, 2012
	Actual	As Adjusted	As Further Adjusted
	(dollars in thousands except per share and share data)
Capitalization:
Total debt (1), (2), (3)	$203,882	$195,874		$195,874

Preferred shares, $0.001 par value; 25,000,000 shares authorized, none issued, actual, as adjusted and as further adjusted	—	—		—
Common shares, $0.001 par value; 750,000,000 shares authorized 6,099,442 shares issued and outstanding actual, 6,099,442 shares issued and outstanding as adjusted, shares issued and outstanding as further adjusted	6	6
Class B common shares, $0.001 par value; 5,000,000 authorized; none issued and outstanding	—	—		—
Additional paid-in capital	450,000	450,000
Accumulated other comprehensive loss	(758)	(758)
Accumulated deficit	(244,286)	(242,393)

Total stockholders’ equity	204,962	206,855

Total capitalization	$408,844	$402,729	$

(1)	All of our indebtedness is secured.
(2)	Total debt does not include the fair value of the derivative liabilities, which was $3.3 million as of September 30, 2012.
(3)	“As Further Adjusted”—Total debt does not include any future amounts we may draw under the Nordea loan facility dated May 5, 2011 (please see Note 8 included in our unaudited interim condensed consolidated financial statements included in our current report on Form 6-K filed on December 12, 2012).

DILUTION

Purchasers of our common shares in the rights offering will experience an immediate accretion of their shares of our common stock. At September 30, 2012, we had a net tangible book value of approximately $205.0 million, or $33.60 per share of our common shares held by continuing shareholders. After giving effect to the sale of up to              shares of our common stock in the rights offering and after deducting transaction and offering expenses, the pro forma net tangible book value at September 30, 2012 attributable to holders of our common stock would have been $         million, or $         per share of our common stock. The following table illustrates this per share accretion.

Subscription price	$
Net tangible book value per share at September 30, 2012, before the rights offering		$33.60
Pro forma net tangible book value per share after giving effect to the rights offering	$
Pro forma net tangible book value per share to purchasers in excess of subscription price	$

THE RIGHTS OFFERING

The Subscription Rights

We distributed to holders of our common stock as of 5:00 p.m., Eastern Standard Time, on                     , 2012, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase our common shares. If you were a holder of our common shares at that time, you received one subscription right for each common share you owned as of 5:00 p.m., Eastern Standard Time, on the record date. The subscription rights will be evidenced by subscription rights certificates. Subscription rights may be exercised at any time during the subscription period, which commences on                     , and continues through the expiration date for this rights offering, which is 5:00 p.m., Eastern Standard Time, on                     . You are not required to exercise any of your subscription rights.

Basic Subscription Privilege

             subscription rights has a basic subscription privilege that will entitle you to purchase one common share at a subscription price of $         per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Oversubscription Privilege

If you exercise your basic subscription privilege in full with respect to all subscription rights you hold at the time of exercise, you will also have an oversubscription privilege to purchase up to all of the shares that our other subscription rights holders do not purchase under their basic subscription privilege. The subscription price for shares purchased pursuant to the oversubscription privilege will be the same as the subscription price for the basic subscription privilege. Thus, you may purchase additional common shares by exercising the oversubscription privilege at a price of $         per share so long as all of the basic subscription rights held by other holders of rights are not exercised in full.

You may exercise your oversubscription privilege only if you exercise your basic subscription privilege in full with respect to all subscription rights you hold at the time of exercise. However, you may exercise your basic subscription privilege in full without exercising your oversubscription privilege. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity at the time of exercise. For example, if you were granted subscription rights for our common shares that you own individually and common shares that you own jointly with your spouse, you may exercise your oversubscription privilege with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You will not, however, be able to exercise the oversubscription privilege you own collectively with your spouse unless the basic subscription privilege collectively owned by you and your spouse is fully exercised. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription privilege.

When you complete the portion of your subscription rights certificate to exercise your oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to the rights you hold in that capacity at the time of exercise. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege in full. You must fully exercise you basic subscription privilege for all subscription rights you hold at the time of exercise in order to exercise your oversubscription privilege.

If holders exercise oversubscription privileges for more shares than are available to be purchased pursuant to the oversubscription privileges, we will allocate our common shares to be issued pursuant to the exercise of the oversubscription privilege pro rata among those oversubscribing holders. “Pro rata” means to each oversubscribing holder based on the number of common shares owned by such shareholder on the record date. For example, if Holder A held 100 shares on the record date and Holder B held 200 shares on the record date, and Holder A and Holder B both exercise their respective oversubscription privileges and elect to each purchase an additional 100 shares, but there were only 100 total shares available to fulfill all oversubscription requests, then Holder A would receive 33 shares, which is 33.33 shares rounded down to the nearest whole share and Holder B would receive 66 shares, which is 66.66 shares rounded down to the nearest whole share. In the event that, after the allocation of the excess shares described above, there remain shares that have not been allocated (because of rounding or otherwise), the subscription agent shall allocate all remaining shares offered hereunder among those holders not allocated all of the shares for which they have exercised their oversubscription privilege in proportion to their pre-offering ownership percentage. Each holder participating in the oversubscription must pay the full amount for all of the common shares requested in the oversubscription no later than 5:00 p.m. Eastern Standard Time on the expiration date (the same time such holder pays for the shares purchased by exercising its basic subscription privilege). If you submit payment for a lesser number of shares of common stock than you are electing to receive in the oversubscription, you will only be eligible to receive such lesser number of shares (if those shares are available for purchase in the oversubscription).

If there is a pro rata allocation of the remaining shares of our common stock and you would otherwise receive an allocation of a greater number of shares than you subscribed for under your oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their oversubscription privilege. If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds promptly after the completion of this rights offering. Using the above example, both Holder A and Holder B must pay for the 100 shares they each elected to receive in the oversubscription no later than 5:00 p.m. Eastern Standard Time on the expiration date even though each will receive only 33 and 66 shares of common stock, respectively, due to prorationing. We will refund to each of Holder A and Holder B, without interest or penalty, the difference between the amount paid by each of Holder A and Holder B for the 100 shares elected and the purchase price for the 33 and 66 shares each actually received by such holder.

In order to exercise the oversubscription privilege, brokers, dealers, custodian banks and other nominee subscription rights holders who exercise the oversubscription privilege on behalf of beneficial owners must certify to the subscription agent and to us with respect to each beneficial owner:

•	the number of subscription rights exercised under the basic subscription privilege; and

•	the number of shares subscribed for under the oversubscription privilege.

If your shares are held by a broker, dealer, custodian bank or other nominee in book-entry form through DTC, then, in addition to the other materials required to be submitted to the subscription agent to exercise your subscription rights, a Nominee Holder Certification will also be required. See “—Method of Exercising Subscription Rights—Subscription by DTC Participants.”

We will amend our stockholder rights plan adopted on January 4, 2008 with respect to any subscription rights holder acquiring shares pursuant to the basic and the oversubscription privilege to the extent necessary to prevent such acquisition of shares being considered a “flip-in event” under our stockholder rights plan. Therefore, the issuance of shares in the rights offering will not trigger the provisions of our stockholder rights plan. For a description of our stockholder rights plan, please see “Item 10.B. Memorandum and Articles of Association—Stockholder Rights Plan” of our Annual Report on Form 20-F for the year ended December 31, 2011.

No Fractional Shares Will Be Issued

We will not issue fractional shares. Fractional shares of common stock resulting from the exercise of the basic subscription privilege or the oversubscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. You may only exercise your subscription rights to purchase, at the subscription price, a whole number of shares, rounded down to the nearest whole number you are otherwise entitled to purchase. For example, if you owned              shares of common stock as of 5:00 p.m., Eastern Standard Time,                     , 2012, you would receive              subscription rights, which would entitle you to purchase              shares (             when rounded down to the nearest whole share) at the subscription price of $         per share.

Subscription Price

Our board of directors determined the subscription price after considering, among other things, the likely cost of capital from other sources, the size and timing of the rights offering, the price at which our stockholders might be willing to participate in the rights offering and historical and current trading prices of our common shares. In addition, our board of directors also reviewed and considered analysis from an independent financial advisor concerning prior rights offerings by other companies and the range of discounts that the subscription prices represented to their prevailing and historical trading prices for those offerings. The last trading price for shares of our common stock on December 12, 2012 was $2.04 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

The trading price of our common stock may decline during or after this rights offering. We cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock, although we reserve the right to do so. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Expiration Time and Date

The subscription rights will expire at 5:00 p.m., Eastern Standard Time, on                     , 2012, unless we extend the subscription period and consequently the initial expiration date. After the expiration of the subscription period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights which the subscription agent receives after the expiration of this rights offering, regardless of when you sent the documents regarding that exercise, unless you have used the guaranteed delivery procedures described under “—Notice of Guaranteed Delivery.” Shares purchased in this rights offering will be issued through DTC and any subscription payments received for shares not allocated or validly purchased will be returned, promptly following the expiration date of this rights offering.

Cancellation; Extensions; Amendments

We may cancel, extend or otherwise amend this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. In addition, we reserve the right, in our sole discretion, to cancel, extend or otherwise amend the terms of this rights offering for any reason prior to the expiration date of this rights offering. If we amend this rights offering for such reason, holders who have previously exercised their subscription rights would be entitled to revoke their previous exercise of subscription rights. We will notify you of any cancellation, extension or amendment by issuing a press release. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus to shareholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscriptions. If we cancel this rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, promptly.

Reasons for this Rights Offering

In authorizing this rights offering, our board of directors evaluated our future need for additional liquidity and our need for increased financial flexibility in order to enable us to achieve our business plan and growth strategy. In the course of this process, our board of directors is consulting with our senior management and engaged an independent financial advisor to provide independent financial advisory services in connection with this rights offering. Our board considered a number of factors in favor of this rights offering, including the following:

•	our financial condition, results of operations and cash flow, including the breach of several covenants in our loan agreements;

•	our board of directors’ view that this rights offering would enhance our capital structure;

•	the cost and likelihood of obtaining capital from other sources or transactions;

•

the fact that this rights offering would enable all of our stockholders to participate in a material portion of the transaction and mitigate the dilution they might otherwise experience from another equity financing transaction;

•	the fact that a rights offering could potentially increase our public float; and

•	the fees and expenses to be incurred by us in connection with this rights offering as compared to other forms of capital raising.

Our board of directors also considered the following factors adverse to this rights offering:

•	the fact that if certain of our shareholders do not exercise their subscription rights in full, they may be substantially diluted after completion of this rights offering; and

•

the fact that if the rights offering is not fully subscribed, we may not be able to satisfy the required minimum equity increase which is a condition to our recent amendments to certain of our loan agreements, as discussed below under “Summary—Recent Developments—Debt Restructuring.”

After weighing the factors discussed above and the effect of the $10.0 million in additional capital, after expenses, that may be generated by the sale of shares pursuant to the rights offering, our board of directors determined that the rights offering is in the best interests of the Company and its stockholders. As described in the section of this prospectus entitled “Use of Proceeds,” we are conducting the rights offering to raise up to approximately $10.0 million in equity capital, the proceeds of which we plan to use for general corporate purposes. Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable (except in limited circumstances relating to a material amendment of the terms of this rights offering) and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

To exercise your basic subscription privilege and your oversubscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, including any shares you subscribe for pursuant to the oversubscription privilege, to the subscription agent at the address set forth under “—Subscription Agent” below, on or prior to the expiration date.

Subscription by DTC Participants

If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your oversubscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of our common shares you are subscribing for under your basic subscription privilege and your oversubscription privilege, if any, and payment in full of the subscription price for each share of our common stock that you subscribed for, including any shares pursuant to the oversubscription privilege. Except as described under the subsection titled “—Notice of Guaranteed Delivery,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription by Beneficial Owners through a Broker, Dealer, Custodian Bank or Other Nominee

If you are a beneficial owner of our common shares who holds shares through a broker, dealer, custodian bank or other nominee, we will ask your broker, dealer, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., Eastern Standard Time, on                     , 2012, the expiration date of this rights offering, and payment must also clear prior to the expiration of this rights offering. If you hold certificates of our common shares directly and would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, in addition to any other procedures your broker, dealer, custodian bank or other nominee may require, you should complete and return to your broker, dealer, custodian bank or other nominee, the form entitled “Beneficial Owner Election Form” such that it will be received by them by 5:00 p.m., Eastern Standard Time, on                     , 2012, the last business day prior to the expiration date of this rights offering. You should receive this form from your broker, dealer, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or nominee or if you receive it without sufficient time to respond.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the basic subscription privilege and the oversubscription privilege by either:

•	certified or cashier’s check or bank draft drawn upon a U.S. bank and payable to “Computershare Trust Company, N.A. (acting as subscription agent for Paragon Shipping Inc.)”; or

•	U.S. postal money order payable to “Computershare Trust Company, N.A. (acting as subscription agent for Paragon Shipping Inc.).”

•	wire transfer of immediately available funds to the account maintained by “Computershare Trust Company, N.A. (acting as subscription agent for Paragon Shipping Inc.).”

Computershare Trust Company, N.A. is acting as the subscription agent for this rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to Computershare Trust Company, N.A. as follows:

By express mail or courier:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

250 Royall Street Suite V

Canton, MA 02021

By mail:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

P.O. Box 43011

Providence, RI 02940

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to Georgeson Inc. at (866) 857-2624.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of any certified or cashier’s check or bank draft drawn upon a U.S. bank or any U.S. postal money order. Payment received after the expiration of the subscription period will not be honored, and, in that case, the subscription agent will return your payment to you, without interest or penalty, promptly. For the exercise of a subscription right to be effective, your subscription rights certificate, together will full payment of the subscription price, must be received by the subscription agent by 5:00 p.m., Eastern Standard Time, on the expiration date of this rights offering, and payment must clear prior to the expiration of this rights offering.

If you use the mail, we recommend that you use an insured overnight carrier that provides delivery tracking. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “—Notice of Guaranteed Delivery.”

If you choose to exercise your subscription rights, the subscription agent will send you, no later than ten days after the expiration date, a confirmation showing (i) the number of common shares purchased pursuant to your basic subscription privilege and, if applicable, your oversubscription privilege, (ii) the per share and total purchase price for all of the common shares acquired by you, (iii) any excess to be refunded to you as a result of payment for common shares pursuant to your oversubscription privilege that you are not acquiring, and (iv) any additional amount payable by you or any excess to be refunded to you.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us. Except as described below under “—Notice of Guaranteed Delivery,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by express mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for this rights offering.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not deliver full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you would owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your oversubscription privilege to purchase the maximum number of our common shares that could be purchased with your over-payment. If the oversubscription payment is not received, oversubscription amounts you elected will be reallocated among shareholders who have elected to participate in the oversubscription privilege and who have made timely payment. If we do not apply your full subscription price payment to your purchase of our common shares, we or the subscription agent will return the excess amount to you by mail, without interest or penalty, promptly after the expiration date of this rights offering.

Transfer of Subscription Rights

The subscription rights cannot be transferred.

Subscription Agent

Computershare Trust Company, N.A. is acting as the subscription agent for this rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to Computershare Trust Company, N.A. as follows:

By express mail or courier:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

250 Royall Street Suite V

Canton, MA 02021

By mail:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

P.O. Box 43011

Providence, RI 02940

You should direct any questions or requests for assistance concerning the method of subscribing for the common shares or for additional copies of this prospectus to Georgeson Inc. at (866) 857-2624.

We will pay the fees and expenses of Computershare Trust Company, N.A. We have also agreed to indemnify Computershare Trust Company, N.A. against certain liabilities in connection with this rights offering.

If you deliver subscription documents, subscription rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privilege.

Fees and Expenses

We will pay all fees charged to us by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the subscription agent nor we will pay such expenses.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice To Brokers and Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds our common shares for the account of others on this rights offering record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold our common shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common shares on the subscription rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your subscription rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Notice of Guaranteed Delivery

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent, on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

deliver to the subscription agent on or prior to this rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privilege in the manner set forth above in “—Payment Method”;

•

deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the Instructions as to Use of Subscription Rights Certificates distributed with your subscription rights certificates; and

•

deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery. For purposes of these Notice of Guaranteed Delivery procedures, “business day” means any day on which trading is conducted on the New York Stock Exchange.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to Use of Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•

the number of subscription rights represented by your subscription rights certificate, the number of our common shares for which you are subscribing under your basic subscription privilege and the number of our common shares for which you are subscribing under your oversubscription privilege, if any; and

•

your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “—Subscription Agent.”

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call Georgeson Inc., the information agent, at (866) 857-2624 to request any copies of the form of Notice of Guaranteed Delivery.

In the case of holders of subscription rights that are held of record through DTC, those subscription rights may be exercised by instructing DTC to transfer subscription rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price. The Notice of Guaranteed Delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “—Subscription Agent.”

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions as to the Use of Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact Georgeson Inc., the information agent, at (866) 857-2624.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable (except in limited circumstances relating to a material amendment of the terms of this rights offering), and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us at our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel this rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of this rights offering will be final and binding.

Segregated Account; Return of Funds

The subscription agent will hold funds received in payment for the common shares in a segregated account pending completion of this rights offering. The subscription agent will hold these funds until this rights offering is completed or is cancelled. If this rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, promptly.

Certificates for Common Shares

Share certificates will not be issued for the shares offered in this rights offering. Promptly after the expiration of the subscription period, the subscription agent will arrange for issuance through DTC to each subscription rights holder of record that has validly exercised its basic subscription privilege, the common shares purchased pursuant to the basic subscription privilege. Shares subscribed for pursuant to the oversubscription privilege will be delivered through DTC promptly after the expiration date of this rights offering and following the completion of any pro-rations as may be necessary in the event the oversubscription requests exceed the number of shares not subscribed for pursuant to the basic subscription privilege. If you are not a DTC participant, all shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record.

Rights of Subscribers

You will have no rights as a holder of our common shares with respect to the common shares underlying the subscription rights until your account, or your account at your broker, dealer, custodian bank or other nominee is credited with the common shares purchased in this rights offering. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable (except in limited circumstances relating to a material amendment to the terms of this rights offering), even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the common shares offered pursuant to this rights offering.

Regulatory Limitation

We will not be required to issue to you our common shares pursuant to this rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time this rights offering expires, you have not obtained this clearance or approval.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

A U.S. Holder, as defined in “Certain Material U.S. Federal Income Tax Consequences” to this prospectus, should not recognize income, gain, or loss for U.S. federal income tax purposes upon the receipt and exercise of the subscription rights. See “Certain Material U.S. Federal Income Tax Consequences” of this prospectus for further discussion.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND SALE OF THE SUBSCRIPTION RIGHTS IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION. WE ARE NOT PROVIDING ANY TAX ADVICE IN CONNECTION WITH THIS RIGHTS OFFERING.

No Recommendation to Subscription Rights Holders

Our board of directors is not making any recommendation as to whether or not you should exercise or let lapse your subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and this rights offering. See “Risk Factors” in this prospectus and in any document incorporated by reference herein or therein.

Common Shares Outstanding After this Rights Offering

Based on the 6,099,442 of our common shares outstanding as of the date of this prospectus, and assuming the shares available to be purchased in this rights offering are sold,              of our common shares will be outstanding upon completion of this rights offering, representing an increase in the number of our outstanding common shares of approximately     %.

Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any of our common shares from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in this rights offering.

PLAN OF DISTRIBUTION

We are distributing, at no charge, to holders of our common shares transferable subscription rights to purchase up to             common shares. In this rights offering, you will receive one subscription right for every common share you own at 5:00 p.m., Eastern Standard time, on                     , 2012, the record date.

For every             subscription rights you receive, you will be entitled to purchase one common share at a subscription price of $         per share, which we refer to as the basic subscription privilege. The per share subscription price was determined by our board of directors. We will not issue fractional common shares in the rights offering, and holders will only be entitled to purchase a whole number of common shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase. Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations, to the extent shares are available, which we refer to as the over-subscription privilege.

The common shares offered pursuant to this rights offering are being offered by us directly to all holders of the subscription rights which were initially issued to the holders of our common shares. We intend to distribute subscription rights certificates, copies of this prospectus, the accompanying prospectus and certain other relevant documents to those persons that were holders of our common shares at 5:00, p.m., Eastern Standard Time, on                    , 2012, the record date for this rights offering.

This is not an underwritten offering. Our common shares offered hereby are being directly offered by us. We have not employed any brokers, dealer managers, selling agents or underwriters in connection with the solicitation of exercise of subscription rights.

Computershare Trust Company, N.A. is acting as the subscription agent and Georgeson Inc. is acting as the information agent for this rights offering. We have agreed to pay the subscription agent and the information agent customary fees plus certain expenses in connection with this rights offering. We have agreed to indemnify the subscription agent and the information agent against certain liabilities in connection with this rights offering.

             has agreed to act as our financial advisor in connection with the rights offering. In connection with this financial advisory role, we have agreed to pay              a fee of             , and indemnify it against certain liabilities. We are not reimbursing              for any fees and expenses of counsel.

We are not paying any commissions, underwriting fees or discounts in connection with this rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with this rights offering will be approximately $         million.

The price of the shares offered in the rights offering will be determined by us based on a variety of factors. The main factors considered by the board of directors included the likely cost of capital from other sources, the size and timing of the rights offering, the price at which our stockholders might be willing to participate in the rights offering and historical and current trading prices of our common shares. In addition, our board of directors also reviewed and considered analysis from an independent financial advisor concerning prior rights offerings by other companies and the range of discounts that the subscription prices represented to their prevailing and historical trading prices for those offerings. The last trading price for our common shares on December 12, 2012 was $2.04 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

PRICE RANGE OF OUR COMMON SHARES

Our common shares commenced trading on the NASDAQ Global Market on August 9, 2007 under the symbol “PRGN.” On March 24, 2010, our common shares stopped trading on the NASDAQ Global Market and commenced trading on the NYSE under the symbol “PRGN”. The following table sets forth the high and low closing prices for each of the periods indicated for our shares of common stock, as adjusted for the 10-for-1 reverse stock split effective November 5, 2012.

	High	Low
For the year ended December 31,
2007 (1)	$270.00	$145.00
2008	$218.00	$23.70
2009	$61.20	$28.70
2010	$51.60	$33.90
2011	$34.40	$5.90

(1)	For the period from August 9, 2007, the date on which our common stock began trading on the NASDAQ Global Market, until the end of the period.

	High	Low
For the quarter ended
March 31, 2010	$51.60	$42.90
June 30, 2010	$50.10	$35.50
September 30, 2010	$42.80	$34.40
December 31, 2010	$39.80	$33.90
March 31, 2011	$34.40	$28.50
June 30, 2011	$30.80	$18.90
September 30, 2011	$20.20	$7.90
December 31, 2011	$12.00	$5.90
March 31, 2012	$9.50	$5.70
June 30, 2012	$8.20	$5.20
September 30, 2012	$5.60	$4.10

	High	Low
For the month ended
June 2012	$5.90	$5.20
July 2012	$5.60	$5.00
August 2012	$5.30	$4.10
September 2012	$4.60	$4.10
October 2012	$4.60	$3.80
November 2012	$3.80	$2.19
December 2012 (2)	$2.21	$1.97

(2)	For the period from December 1, 2012 to December 12, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information as of the date of this prospectus regarding the ownership of our shares of common stock with respect to each shareholder, who we know to beneficially own more than five percent of our outstanding shares of common stock, and our directors.

	Shares of common stock
	Amount (1)		Percentage (1)
Beneficial Owner

Michael Bodouroglou (2)	1,200,365		19.7%
All other directors and executive officers		*		*

(1)	Percentage amounts based on 6,099,442 shares of our common stock outstanding as of the date of this prospectus.
(2)	Mr. Bodouroglou may be deemed to beneficially own 1,084,146 of these shares through Innovation Holdings, a company beneficially owned and controlled by Mr. Bodouroglou and members of his family and 116,219 of these shares through Loretto, a wholly owned subsidiary of Allseas that is controlled by Mr. Bodouroglou and members of his family.
*	Less than 1%.

Our major shareholders have the same voting rights as our other shareholders. No corporation or foreign government owns more than 50% of our outstanding shares of common stock. We are not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of the Company.

DESCRIPTION OF CAPITAL STOCK

The information below summarizes the material changes to our capital stock since the end of the latest fiscal year.

We refer you to “Item 4. Information on the Company,” “Item 6.B. Compensation of Directors and Senior Management” and “Item 10.B. Memorandum and Articles of Association” included in our Annual Report on Form 20-F for the year ended December 31, 2011, incorporated by reference into this prospectus.

Reverse Stock Split

On November 5, 2012, a 10-for-1 reverse stock split of our common shares took effect. Our shareholders approved the reverse stock split and granted the board of directors the authority to determine the exact split ratio and proceed with the reverse stock split at the Company’s annual general meeting on October 24, 2012.

As of the date of this prospectus, 6,099,442 common shares were issued and outstanding.

REPUBLIC OF THE MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our third amended and restated articles of incorporation and second amended and restated by-laws, and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of The Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the by-laws.	May be held at such time or place as designated in the certificate of incorporation or the by-laws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the by-laws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.	Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or by-laws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Marshall Islands	Delaware

Directors

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the by-laws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

Marshall Islands	Delaware

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder’s Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.	Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of The Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. Holders (as defined below) of the receipt, exercise and expiration of subscription rights received by U.S. Holders in this rights offering. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common shares who holds such shares as a “capital asset” for U.S. federal income tax purposes (generally property held for investment) and is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code (as defined below) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion does not describe all of the tax consequences that may be relevant to a U.S. Holder in light of its particular circumstances. For example, this discussion does not address:

•

tax consequences to U.S. Holders who may be subject to special tax treatment, such as banks, brokers or dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), certain former citizens or former long-term residents of the United States, regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, insurance companies, individual retirement accounts or other tax-deferred accounts, or retirement plans;

•	tax consequences to U.S. Holders holding shares of our common shares or subscription rights as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. Holders; or

•	any state, local, or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds common shares, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common shares, you are encouraged to consult your own tax advisors concerning the tax treatment of the receipt, exercise, expiration, and disposition of subscription rights received in this rights offering and of the exercise, lapse, and sale of the subscription rights.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final and temporary Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been or will be sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. Holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME

TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND DISPOSITION OF SUBSCRIPTION RIGHTS RECEIVED IN THIS RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

Consequences of the Receipt, Exercise and Expiration of the Subscription Rights

Receipt of the Subscription Rights

For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon its receipt of subscription rights in this rights offering. A U.S. Holder’s basis in the subscription rights received in this rights offering will generally be zero unless the subscription rights are exercised or disposed of and either (i) the fair market value of the subscription rights on the date such subscription rights are distributed by us is equal to or exceeds 15% of the fair market value on such date of the shares of our common shares with respect to which the subscription rights are received or (ii) such U.S. Holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its basis in its shares of our common shares held to the subscription rights. This election is irrevocable and would apply to all of the subscription rights received pursuant to this rights offering. In either case, the U.S. Holder’s basis in its shares of our common shares with respect to which the subscription rights are received will be allocated among such shares and the subscription rights received in proportion to their respective fair market values on the date the subscription rights are distributed by us. A U.S. Holder’s holding period for the subscription rights will include the U.S. Holder’s the holding period in the shares of our common shares with respect to which the subscription rights are received.

Exercise of the Subscription Rights

For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon its exercise of subscription rights received in this rights offering. A U.S. Holder’s basis in the shares of our common shares acquired upon the exercise of the subscription rights should equal the sum of the subscription price paid for the shares and the U.S. Holder’s tax basis, if any, in the subscription rights. The holding period for the shares of our common shares acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.

Notwithstanding the foregoing, if a U.S. Holder exercises subscription rights received in this rights offering after disposing of the shares of our common shares with respect to which the subscription rights are received, then certain aspects of the U.S. federal income tax treatment of the exercise of the subscription rights are unclear, including (i) the allocation of the basis of the shares sold and the subscription rights received in respect of such shares, (ii) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares sold, and (iii) the impact of such allocation on the basis of the shares of our common shares acquired through the exercise of such subscription rights. If a U.S. Holder exercises the subscription rights received in this rights offering after disposing of the shares of our common shares with respect to which the subscription rights are received, such U.S. Holder is encouraged to consult its tax advisors.

Expiration of the Subscription Rights

For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon the expiration of the subscription rights received in this rights offering, and the tax basis of the shares of our common shares in respect of which the subscription rights were received will equal their basis before receipt of such subscription rights.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE AND EXPIRATION OF SUBSCRIPTION RIGHTS RECEIVED IN THIS RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution. With the exception of the Commission registration fee, all amounts are estimates.

Commission registration fee		$1,364
New York Stock Exchange Listing Fee	$
Legal fees and expenses		$75,000
Accounting fees and expenses		$50,000
Subscription Agent fees and expenses		$20,000
Information Agent fees and expenses		$10,000
Financial Advisor fees and expenses	$
Printing and Miscellaneous Costs	$

Total	$

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters relating to United States law are being passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 and the effectiveness of Paragon Shipping Inc.’s internal control over financial reporting have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at www.paragonship.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any applicable prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the document listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 27, 2012, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•

our Annual Report on Form 20-F/A for the year ended December 31, 2011, filed with the Commission on May 31, 2012, containing the Interactive Data File formatted in Extensible Business Reporting Language (XBRL) relating to our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	our current report on Form 6-K filed with the Commission on May 4, 2012;

•	our current report on Form 6-K filed with the Commission on May 10, 2012;

•	our current report on Form 6-K/A filed with the Commission on May 14, 2012;

•	our current report on Form 6-K filed with the Commission on June 20, 2012;

•	our current report on Form 6-K filed with the Commission on July 10, 2012;

•	our current report on Form 6-K filed with the Commission on September 13, 2012;

•	our current report on Form 6-K filed with the Commission on October 18, 2012;

•

our current report on Form 6-K, filed with the Commission on December 12, 2012, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the nine-month period ended September 30, 2012; and

•	our current report on Form 6-K, filed with the Commission on December 13, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Paragon Shipping Inc.

15, Karamanli Avenue

Voula, 16673

Athens, Greece

(011) (30) (210) 8914 600 (telephone number)

Information provided by the Company

We will furnish holders of shares of our common stock with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Indemnification of Directors and Officers and Limitation of Liability

I.	Article VIII of the Amended and Restated Bylaws of the of the Registrant provides as follows:

1.	The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2.	The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was properly brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court having proper jurisdiction shall deem proper.

3.	To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article VIII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

4.	Any indemnification under Sections 1 or 2 of this Article VIII (unless ordered by a court having proper jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

a.	by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

b.	if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

c.	by the shareholders.

5.	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section.

6.	The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.	The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article VIII.

8.	For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.

9.	For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

10.	The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

11.	No director or officer of the Company shall be personally liable to the Company or to any shareholder of the Company for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

There is currently no pending material litigation or proceeding involving any of the Registrant’s directors, officers or employees for which indemnification is sought.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers:

(1)	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)

Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)	Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities

None.

Item 8. Exhibits

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference (the “Exhibit Index”).

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by § 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Not withstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on December 13, 2012.

PARAGON SHIPPING INC.

By:	/s/ Michael Bodouroglou
Name:	Michael Bodouroglou
Title:	Chairman, President, Chief Executive Officer, Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on December 13, 2012 in the capacities indicated.

Signature	Title

/s/ Michael Bodouroglou Michael Bodouroglou	Chairman, President, Chief Executive Officer, Interim Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

/s/ Nigel D. Cleave Nigel D. Cleave	Director

/s/ Dimitrios Sigalas Dimitrios Sigalas	Director

/s/ Bruce Ogilvy Bruce Ogilvy	Director

/s/ George Xiradakis George Xiradakis	Director

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on December 13, 2012.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

3.1	Amended and Restated Articles of Incorporation of Paragon Shipping Inc., incorporated by reference to Exhibit 1 to the Company’s Report on Form 6-K filed with the SEC on April 21, 2010.

3.2	Article of Amendment to the Amended and Restated Articles of Incorporation of Paragon Shipping Inc., incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K filed with the SEC on November 6, 2012.

3.2	Amended and Restated By-laws of Paragon Shipping Inc., incorporated by reference to Exhibit 99.1 to the Company’s Report on Form 6-K filed with the SEC on August 15, 2007.

4.1	Form of Share Certificate, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1 (File No. 333-143481), filed with the SEC on June 4, 2007.

4.2	Form of Subscription Rights Certificate.*

4.3	Subscription Rights Agreement between the Company and Computershare Trust Company, N.A.*

4.4	Information Agent Agreement between the Company and Georgeson, Inc.*

5.1	Opinion of Seward & Kissel, LLP, as to the validity of the securities being registered (filed herewith).

8.1	Opinion of Seward & Kissel, LLP, with respect to certain tax matters (filed herewith).

10.1	Fifth Supplemental Agreement, dated November 30, 2012, relating to a secured credit facility of up to $90,000,000 between Paragon Shipping Inc. and UniCredit Bank AG and the banks and financial institutions listed therein (filed herewith).

10.2	Bank of Scotland plc Secured Revolving Credit Facility, dated December 4, 2007, as amended and restated by an amending and restating agreement dated November 30, 2012 (filed herewith).

10.3	Second Supplemental Agreement, dated November 28, 2012, relating to the Loan Agreement with Bank of Ireland, dated March 30, 2009, as supplemented by the supplemental agreements dated March 23, 2010 and December 23, 2011 (filed herewith).

10.4	First Supplemental Agreement, dated November 30, 2012, relating to the HSBC Bank plc Secured Loan Agreement, dated July 2, 2010 (filed herewith).

21	Subsidiaries of Paragon Shipping Inc., incorporated by reference to Exhibit 8.1 of the Company’s Annual Report on Form 20-F filed with the SEC on April 27, 2012.

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.1).

24	Power of Attorney (included in the signature page hereto).

99.1	Form of Instructions as to Use of Subscription Rights Certificate.*

99.2	Form of Letter to Shareholders who are Record Holders.*

99.3	Form of Letter to Nominee Holders whose Clients are Beneficial Holders.*

99.4	Form of Letter to Clients of Nominee Holders.*

99.5	Form of Beneficial Owner Election Form.*

99.6	Form of Nominee Holder Certification.*

99.7	Form of Notice of Important Tax Information.*

*	To be filed by amendment